EXHIBIT 10.46

FINAL RELEASE AND WAIVER OF CLAIMS

This FINAL RELEASE AND WAIVER OF CLAIMS (“Agreement”) is by and between Compass Minerals International, Inc. (“the Company”), by and on behalf of itself and the Company Affiliates (as defined herein), and Gerald J. Bucan (“You”) (collectively the “parties”). This FINAL RELEASE AND WAIVER OF CLAIMS shall become effective as of the Effective Date (as defined herein).

WHEREAS, You previously worked for the Company as Senior Vice President, Salt Division; and

WHEREAS, the Company and You have agreed to conclude Your employment with the Company on the terms set forth herein as of October 26, 2013 ("Termination Date");

NOW, THEREFORE, the parties agree as follows:

1.                   The Company agrees as follows in exchange for the consideration You are providing under this Agreement (provided this Agreement becomes effective and You do not revoke it):

a.              The Company and/or one of the Company Affiliates (as defined herein) will on the first payroll payment date after the Effective Date (as defined herein) provide You with a lump sum severance payment in the amount of $239,033.00 (less applicable deductions and withholdings), to which amount You agree You are not otherwise entitled.

b.            The Company and/or one of the Company Affiliates (as defined herein) will reimburse You for ten (10) months of COBRA premium payments in the amount of $17,364.00 (less applicable deductions and withholdings).

c.             The Company will provide You with eighteen (18) months of outplacement assistance through Lee Hecht Harrision at the level of its choosing.  Activation must occur by December 31, 2013.

d.             Compass Minerals is prepared to reimburse you up to $2,634.00 should you choose to convert your Compass Minerals Executive Disability Insurance with Mass Mutual to your own individual policy.  This will be reimbursed upon receipt of your invoice and payment.

e.             So long as You have not breached this Agreement or any agreement referenced herein, the Company will pay You a pro-rated portion of the annual incentive payment You would have received had You remained employed with the Company through the end of the current year. In determining the pro-rated amount, the Company will multiply what would have been the full payment amount by the percentage determined by dividing the actual days worked in the year by 260. You will receive your pro-rated annual incentive payment at the same time annual incentive payments are made to active employees, but in no event later than March 15 following the year in which Your Termination Date occurs.

2.                  You agree as follows in exchange for the consideration the Company is providing under this Agreement:

a.              The consideration provided in 1 is all of the consideration to which You are entitled in connection with Your departure from Company.

b.             To the maximum extent permitted by law and without exception, You through your signature on this Agreement release and waive any and all claims, demands, or causes of action (collectively “claims”) known or unknown, suspected or unsuspected, that, as of the Effective Date, You have or could have against the Company and/or any or all of its current and/or former affiliated, related, or subsidiary corporations or entities, current and/or former directors, current and/or former officers, current and/or former fiduciaries, current and/or former employees, current and/or former agents, current and/or former successors, current and/or former assigns (collectively herein “the Company Affiliates”), all to the maximum extent permitted by law and without reservation, including but not limited to any and all claims related to the conclusion of Your employment with the Company.

c.              The claims released and waived under this Agreement include, but are not limited to, any and all claims You and/or anyone acting on Your behalf hold or own or have at any time before the Effective Date held or owned against the Company and/or the Company Affiliates, including but not limited to, to the maximum extent permitted by law, claims under any federal and/or state Constitution; claims under any federal, state, and/or local common law, including but not limited to claims sounding in tort and/or contract; claims under any federal, state, and/or local public policy; claims under any federal, state, and/or local statute, regulation, ordinance, or other legislative or administrative enactment, including but not limited to, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, as amended, the Older Workers Benefits Protection Act of 1990, as amended, the Fair Labor Standards Act, as amended, the Sarbanes-Oxley Act of 2002, as amended, and/or any other federal, state or local law, ordinance or regulation (including but not limited to the Missouri Wage Payment Act, as amended, and/or the Kansas Wage Payment Act, as amended) dealing with the payment of compensation, benefits, or vacation; the Occupational Safety and Health Act, as amended, and/or any claims for workers’ compensation retaliation and/or discrimination; claims for discrimination (including harassment) and/or retaliation under any federal, state, and/or local law, including but not limited to 42 U.S.C. §§ 1981, 1983, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Rehabilitation Act, as amended, the Genetic Information Nondiscrimination Act, as amended, the Missouri Human Rights Act, as amended, the Kansas Act Against Discrimination, as amended, the Kansas Age Discrimination in Employment Act, as amended, the Pregnancy Discrimination Act of 1978, as amended, the Equal Pay Act of 1963, as amended, and/or any other federal, state, and/or local statute, regulation, ordinance, or other legislative or administrative enactment dealing with discrimination in employment or retaliation for exercising any right or participating or engaging in any protected activity; and claims under any practice and/or policy of the Company, including but not limited to any bonus, health, stock option, retirement, and/or benefit plan of the Company and/or any of the Company Affiliates.

Note 1:  The foregoing Release does not include any claims that You cannot release or waive by law, including but not limited to the right to file a charge with or participate in an investigation conducted by certain government agencies. However, You are releasing and waiving any right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Your behalf.

Note 2:  Nothing in the foregoing Release is intended to limit or restrict (a) Your right to challenge the validity of this Agreement as to claims and rights asserted under the Age Discrimination in Employment Act or (b) Your right to enforce this Agreement.

d.             The Company advised You/hereby advises You to consult with independent legal counsel regarding the tax treatment of any payments or benefits under this Agreement. In addition, neither the Company nor its Directors, officers, employees, or advisors has made any representations or warranties to You regarding the tax treatment of any payments or benefits under this Agreement, and none of them shall be liable for any taxes, interest, penalties, or other amounts owed by You.

e.             You agree You remain bound by the Confidentiality Agreement You signed during Your employment with the Company.

f.              You shall reasonably cooperate with the Company in any investigation or litigation/future investigation or litigation as requested by the Company.

g.             You hereby reiterate Your agreement to the provisions of the Restrictive Covenant Agreement You signed with the Company, including but not limited to the following:

(i)            For 2 years after the Termination Date, You will not directly or indirectly, whether for Your benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce:  (1) anyone employed by the Company to terminate employment with, or otherwise cease a relationship with, the Company; or (2) anyone employed by the Company at any time during the immediately preceding 12 months to provide services of any kind to a competitor of the Company. You further agree that, in the event any individual within the groups defined by (1) and (2) of this 2.g.(i) approaches You about providing services to a competitor of the Company, You shall reject such approach and not hire/otherwise engage/supervise such individual.

(ii) For 2 years after the Termination Date, You will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of the Company. You further agree You will not, for the period specified in this 2.g.(ii), do business in any way with any entity covered by this 2.g.(ii).

(iii) For 2 years after the Termination Date, You will not directly or indirectly compete with the business of the Company (which is (a) the production and marketing of salt, sulfate of potash, and magnesium chloride and (b) records retention). This agreement not to compete means You will not, among other things, whether as an employee, independent contractor, consultant, owner, officer, director, stockholder, partner, or in any other capacity (1) be affiliated with any business competitive with the Company; (2) solicit orders for any product or service that is competitive with the products or services provided by the Company; or (3) accept employment with a business that sells or buys products or services competitive with the products or services of the Company.

Note:    This 2.g. is intended only to restate the obligations to which You agreed in the Restrictive Covenant Agreement. Accordingly, any conflict between this 2.g. and the Restrictive Covenant Agreement shall be resolved according the terms of the Restrictive Covenant Agreement and the intent of that Restrictive Covenant Agreement.

h.            You will not disparage in any way or make negative comments of any sort about the Company or any of the Company Affiliates, their customers, and/or their vendors, whether orally or in writing and whether to a third party or to an employee of the Company and/or the Company Affiliates.

i.              You have returned to the Company any business records or documents relating to any activity of the Company and/or any of the Company Affiliates, including but not limited to files, records, documents, plans, drawings, specifications, equipment, software, pictures, and videotapes, whether prepared by You or not.

j.              You agree that You are not entitled under any other agreement with the Company to receive any consideration other than or in addition to that which You are receiving under this Agreement.

k.            You agree:

(i)            You received this Agreement on or before the Termination Date.

(ii)            The Company advised You/hereby advises You that You have 21 days from the Termination Date to consider this Agreement (although You may sign it sooner if You wish).

(iii)            The Company advised You/hereby advises You to consult with independent legal counsel before signing this Agreement.

(iv)            You may revoke this Agreement within 7 calendar days after You sign it by returning written revocation during that time to the Company (c/o Steven Berger at the Company's corporate headquarters) via certified mail, in the event of which this Agreement shall be void.

(v)            This Agreement shall be effective and enforceable on the 8th calendar day following the date You execute it, provided You do not earlier revoke it (“Effective Date”).

l.              You have read this Agreement, understand its terms, and sign it voluntarily of Your own free will and upon advice of independent legal counsel (at Your option), without coercion or duress, and with full understanding of its significance and binding effect.

3.                   In addition to the foregoing, the parties agree:

a.            Neither the existence of this Agreement nor anything in this Agreement shall constitute an admission of any liability on the part of You, the Company, or any of the Company Affiliates, the existence of which liability the parties expressly deny.

b.            Except as provided herein, this Agreement contains the entire agreement between You and the Company with respect to the matters contemplated hereby, and no modification or waiver of any provision of this Agreement will be valid unless in writing and signed by You and the Company.

c.            This Agreement shall be construed in accordance with the laws of the State of Kansas, the federal and state courts of which shall have exclusive jurisdiction over all actions related to this Agreement.

d.            This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.

e.             They are not relying on any representation of any other party not contained herein and that, in the event of any dispute concerning this Agreement, the parties shall be considered joint authors and no provision shall be interpreted against any party because of alleged authorship.

f.             This Agreement is binding on and inures to the benefit of the Company’s successors and assigns and Your heirs and assigns, and the Company may assign this Agreement, including, but not limited to, the prohibitions in paragraph 2.h. and the Confidentiality Agreement or the Restrictive Covenant Agreement referenced herein.

g.             This Agreement shall not be strictly construed by or against either party, it being the parties’ intent that this Agreement shall be interpreted as reasonable and so as to enforce the parties’ intent and to preserve this Agreement’s purpose.

IN WITNESS WHEREOF, the parties execute this Agreement on the day and year indicated below.

Date:	11/8/2013	/s/ Gerald J. Bucan
Gerald J. Bucan

On Behalf of the Company:

Date:	11/8/2013	By:	/s/ Steve Berger

		Title:	Sr. Vice President, Corporate Services